Sandia National Laboratories

Operated for the U.S. Department of Energy by Sandia Corporation

Document Date: 8/22/06

Document No.: 611589

Revision No.: 0

Beacon Power Corporation

234 Ballardvale Street

Wilmington, Ma 01887

United States

Please respond to:

Yolanda Sofia Marrufo

Sandia National Laboratories

Po Box 5800

MS 0724

Albuquerque, NM 87185-0724

Phone:/Fax:/E-mail

This is a Standard Purchase Order.

This contract between Sandia Corporation and the above named Contractor is authorized for binding commitment by the Sandia Contracting Representative, named above, and is effective on the above document date provided that the Contractor accepts the contract terms including Section I appended hereto and the Section II as set forth in SF6432-FP (12-04) found at http://www.sandia.gov/supplier/terms/ by signing a copy of this signature Page and returning it to the SCR.

/s/ James M. Spiezio	8/31/2006

---------------------------------------------------------------------------------

Authorized Contractor Representative	Date

Sandia National Laboratories

Operated for the U.S. Department of Energy by Sandia Corporation

Section I

	Document#:	611589
Rev#: 0
	Shipping Destination:	Sandia National Labs
NO SHIPMENT
United States
BEACON POWER CORPORATION		Send Invoice to:
234 BALLARDVALE STREET		Accounts Payable MS 1385
WILMINGTON, MA 01887		PO Box 5130
UNITED STATES		Albuquerque, NM 87185
United States

Supplier Code: 39821	Created: 01-AUG-06	Revised: Revised Buyer:
Payment Terms: Net 30	Ship Via: No Shipment	FOB: Not Applicable
Freight Terms: Not Applicable	Requestor: Corey, Garth P.	(978) 694-9121

Design of a 20MW Flywheel-Based Frequency Regulation Power Plant. Att: Matt Polimeno – 978-694-9121

Item	Part Number	Promised	Quantity	UOM	Unit Price	Line Total
1	Deliverable 4.1 Washington, DC Presentation & Reports Due on or before Nov 3, 2006	28-Sep-07		US D		31,851.00
2	Deliverable 4.2 Preliminary Design Due on or before Mar 30, 2007	28-Sep-07		US D		330,217.00
3	Deliverable 4.3 Site, Permits, Locations Reports Due on or before Apr 30, 2007	28-Sep-07		US D		75,344.00
4	Deliverable 4.4 Progress Reports Due on or before Aug 31, 2007	28-Sep-07		US D		118,769.00
5	Deliverable 4.5 Tech Comparison Due on or Before Sep 28, 2007	28-Sep-07		US D		95,906.00
6	Deliverable 4.6 Final Design Due on or before Sep 28, 2007	28-Sep-07		US D		100,413.00
				Amount:		752,500.00

Sandia National Laboratories

Operated for the U.S. Department of Energy by Sandia Corporation

SECTION I

SECTION I TERMS AND CONDITIONS

CLAUSE O. This is an Order on a Firm Fixed Price basis between Sandia Corporation and the Contractor on the cover page. This Order is issued based on RFQ 9058.

CLAUSE 1 - STATEMENT OF WORK

1.0	Background

National demand for frequency regulation services is relatively constant on an annual basis and equals approximately one percent of total U.S. power production. Demand for frequency regulation is expected to rise faster than electricity growth due to the effects of increasing penetration of wind and solar; both are environmentally beneficial but are intermittent renewable energy sources that create greater demand for frequency regulation services on the grid. Flywheel-based frequency regulation can be an ideal technology for this application, capable of facilitating increased use of renewable energy sources, reducing air pollution, and significantly lowering the cost to society for this critical service. Unlike conventional non-hydro frequency regulation plants, this technology does not burn fossil fuel or produce particulates or other air emissions. This should make it possible to permit and site a 20 MW flywheel-based plant almost anywhere on the grid relatively close to a transmission line in 18 months or less. Flywheel-based frequency regulation is also uniquely fast and can achieve a 100% "up" or 100% "down" power status in less than four seconds from receipt of an Independent System Operator's (ISO) command signal. One recent study predicts that this fast speed of response will produce twice the value of incumbent fossil-based technology [Yuri Makarov, Relative Regulation Capacity Value of the Flywheel Energy Storage Resource, November, 2005]. Existing fossil plants displaced by flywheel-based frequency regulation recapture a corresponding amount of added peak generation capacity while improving energy efficiency and reducing emissions per kWh. This regained capacity does not require permitting or construction time. Given today's shortage of peak generating capacity this is a significant added societal benefit.

Two scale-power Smart Energy Matrix units comprised of multiple flywheels and ancillary electronics, communications and control software have been built and deployed on the California-ISO and New York-ISO grids. These scale-power units are being used to evaluate the ability of the flywheel technology to properly perform frequency regulation services on a large-scale utility grid. Data and results from both tests are expected to be available before the end of 2006. Knowledge gained from the Smart Energy Matrix scale-power test units shall also be used to help design the world's first 20 MW flywheel-based frequency regulation power plant. This stationary plant shall house 200 flywheels as well as all electrical, control, thermal and other systems necessary to perform frequency regulation reliably, safely and cost-effectively over a design life of 20 years.

The contractor's high-energy, 100 kW, 25 kWh high-speed carbon composite flywheel optimized to perform frequency regulation services, (fourth generation, or "Gen 4" flywheel), shall be the basis for the design of the regulation power plant.

Sandia National Laboratories

Operated for the U.S. Department of Energy by Sandia Corporation

SECTION I
2.0	Scope

The objective of this project is to create a design specification for a 20 MW flywheel-based frequency regulation power plant. This project shall address safety, regulation compliance, system reliability, cost performance, siting and permitting, construction time, possible heat recovery or co-generation possibilities and identify pros and cons of facilities ranging from 1MW to 40MW. The plant design shall also aim to achieve a LEED-NC rating.

This project involves renewable energy considerations with respect to adding photovoltaic (PV) modules to the roof of the plant, to offset energy losses. Design considerations shall be provided by Sandia National Laboratories to optimize the available PV based on size, orientation and geographic location.

3.0	TASKS - Contractor shall perform the following:

3.1 Project meeting at Sandia to discuss all tasks. Contractor shall present and deliver a gantt chart discussing the proposed timeline for all tasks stated in the contract no later than 30 days after contract award.

3.2	Technology Comparison

3.2.1 The contractor shall perform a technology comparison, contrasting flywheel-based frequency regulation with conventional fossil and hydro based frequency regulation with respect to:

-Benefit(s) of fast response to grid management

-Environmental impact

-Cost-performance

3.3          Conceptual Design of 20MW Frequency Regulation Plant based on Flywheel Technology. The contractor shall produce a preliminary design package for a generic 20MW flywheel based frequency regulation power plant that can be used to obtain accurate bids. The preliminary design package shall include layout drawings, conceptual designs based on the following performance specifications.

3.3.1        Site Selection - develop siting guidelines to compare key quantifiable differences between alternative sites and consider:

-Interconnection substation and grid requirements

-Environmental Review Requirements - define regulatory

requirements.

-Permitting - define regulatory requirements.

-Heat recovery and/or co-generation

-Other key requirements needed

3.3.2        Building Design - Identify key issues and define a set of overall building guidelines with respect to size, height, aspect ratio, internal layout of flywheels, power electronics, control panels, electrical wiring, cooling piping, etc.

3.3.3	Structural Considerations

-Seismic - identify foundation and related requirements; consider potential vibration caused by flywheel failure(s) against the design objective to avoid destructive vibration propagation from one flywheel to the next.

-Wind load

-Dead load

Sandia National Laboratories

Operated for the U.S. Department of Energy by Sandia Corporation

SECTION I
3.3.4	Environmental Considerations

-HVAC system and air infiltration - equipment selection

-Lighting systems

-Sound control

-Condensation control

-Lightning protection

3.3.5	Site Layout, Footprint
3.3.6	Construction Time
3.3.7	Safety Considerations

-Life Safety

-Security Systems

3.3.8	Thermal Management

-Process load profiles - calculate process load profiles under various possible modes of operation.

-ECM cooling with hydronic loop - evaluate requirements and recommend best solution, including hydronic loop topology.

3.3.9	Electrical Systems

-Transformers - Define equipment selection criteria, including environmental requirements, performance range, efficiency, reliability, safety, cost and availability.

-Interconnection - Define best method for transmission or distribution interconnection.

-Wiring topology - Define recommended wiring topology in the plant between ECMs, control- panels, and transformers.

-Process monitoring and control system - Define requirements and approach.

3.3.10	Operational Factors

-Reliability - Identify key factors to ensure design is consistent with reliable operation.

-Cost-performance - Consider impact of systems, subsystems, and equipment on total energy efficiency, land cost, operations and maintenance cost etc.

3.4          The contractor shall develop a report on recommendations for fast-track site selection, permitting, and construction, which shall lead to the most efficient and cost-effective method for implementing the flywheel-based frequency regulation plant. The contractor shall generate a report listing the possible locations for a facility that meet the detailed criteria developed in this study.

3.5          The contractor shall perform a high level comparison of flywheel based to lead acid based frequency regulation systems previously designed in locations such as Puerto Rico.

3.6          The contractor shall provide a renewable energy assessment focusing on benefits of implementing photovoltaic modules to offset the energy losses of the flywheel based frequency regulation plant designed in Task 3.3.

3.7          The contractor shall perform an assessment of optimal flywheel based plant designs developed in Task 3.3, ranging from 1MW to 40 MW.

3.8	The contractor shall assess avenues required to achieve

Sandia National Laboratories

Operated for the U.S. Department of Energy by Sandia Corporation

SECTION I

LEED-NC rating for the frequency regulation plant developed in Task 3.3.

3.9	The contractor shall compose the following progress reports:

-Monthly progress reports no longer than one page due on the 15th of the month following the month completed.

-Quarterly progress reports no longer that three pages due Nov 30,2006; Feb 28, 2007; May 31, 2007; and Aug 31, 2007.

-Final Conceptual Design Report summarizing the activities performed in Tasks 3.1 -3.9 providing a plan for the next steps.

3.10         The contractor and representative from Sandia shall meet for at least one technical meeting, held at the Contractor location to review progress. The meeting is to coincide with a program milestone or progress report and occur no earlier than July 10, 2006.

3.11         The contractor shall present a presentation at the 2006 DOE Energy Storage Peer Review to be held in the Washington DC area in October 2006 discussing the progress made in the project and summarize final objectives.

4.0	DELIVERABLES

4.1          The contractor shall deliver a report summarizing the Washington DC presentation and objectives from Task 3.11 Due date: On before November 3, 2006.

4.2          The contractor shall deliver the preliminary design package for a generic 20MW flywheel based frequency regulation power plant that meets the criteria of Task 3.3. Due date: On or before Mar 30, 2007.

4.3          The contractor shall deliver the report on recommendations for fast-track site selection, permitting, and design/build construction, which shall lead to the most efficient and cost-effective method for implementing the flywheel-based frequency regulation plant. The contractor shall also deliver the report listing possible locations as in Task 3.4. Due date: On or before Apr 30, 2007.

4.4	The contractor shall deliver the following progress reports:

Monlthly progress reports no longer than one page due on the 15th of the month following the month completed. Quarterly progress reports no longer than three pages due on Nov 30,2006; Feb 28, 2007; May 31, 2007; and Aug 31, 2007.

4.5:         The contractor shall deliver a report on the technology comparison study discussed in Task 3.2. Due date: On or before Sep 28, 2007.

4.6 The contractor shall deliver THE FINAL DESIGN - Final Conceptual Design Report which includes summarizing the activities performed in Tasks 3.1 - 3.8 and providing a plan for the next steps due on or before Sep 28, 2007.

CLAUSE 2 - PERIOD OF PERFORMANCE

The period of performance shall commence on date of contract and end

Sandia National Laboratories

Operated for the U.S. Department of Energy by Sandia Corporation

SECTION I

September 28, 2007.

CLAUSE 3 - TOTAL PRICE

The total price is $752,500.00.

Contractor shall submit invoices in accordance with the following progress payment schedule.

Upon receipt of the following deliverables AND verification by SDR of completed tasks, progress payments are allowed as follows:

LINE ITEM	DELIVERABLE	$ PAYMENT AMOUNT	DUE DATE
1	4.1	31,851.00	On or before 11-03-06
2	4.2	330,217.00	On or before 03-30-07
3	4.3	75,344.00	On or before 04-30-07
4	4.4	118,769.00	On or before 08-31-07
5	4.5	95,906.00	On or before 09-28-07
6	4.6	100,413.00	On or before 09-28-07
Total		752,500.00

Agreement on Cost Sharing

The Contractor and Sandia agree that the work required to complete this contract will cost more than the amount authorized by Sandia. Nevertheless, the total Sandia price for this contract shall not exceed $752,500 regardless of the total costs incurred. The Contractor accepts this contract on a cost share basis and agrees to fund any costs in excess of the $752,500 price paid by Sandia.

The Contractor estimates that it will expend at least $239,910 of its own funds for completing the work set forth in Clause 1, Statement of Work. Sandia's Firm Fixed Price is limited to the amount stated above as Sandia's contribution to complete the work. Any expenditures beyond the Firm Fixed Price of $752,500 shall be the responsibility of the Contractor.

CLAUSE 4 - INVOICING -812-INV (01-06)

Contractor shall submit an original invoice within thirty (30) days of delivery of goods or services or once monthly within the Period of Performance in accordance with contract Terms and Conditions. Final invoices shall be noted as such.

INVOICING INSTRUCTIONS: Any deviation from the following invoicing instructions, including invoices delivered to a street address MAY DELAY PAYMENT.

1.	All invoices submitted to Sandia National Laboratories must:

-include Purchase Order (PO)/Contract Number (Document Number = PO/Contract Number),

-include the Contractor's name (as stated in the PO/contract) and the "remit to" address,

-identify items or parts numbers exactly as listed on the /contract line item,

Sandia National Laboratories

Operated for the U.S. Department of Energy by Sandia Corporation

SECTION I

-include any applicable freight charges (including freight forwarder charges paid by Contractor), and

-include freight bill for any freight charges of $50 or. more.

Notes:

-Invoice each PO/contract separately.

-In order for payment to occur, any freight charges invoiced separately by either a freight carrier or a supplier must include: contract number or Sandia project and task number, and organization number.

2.	Do not submit duplicate invoices.

3.     Payment information may be obtained at URL address: http://www.sandia.gov/supplier/websupplier/index.html or by calling (505) 845-9600. Additional information may be obtained by calling the Integrated Enabling Services (IES) Help Desk at (505) 845-9377.

CLAUSE 5 - ACQUISITION CONFLICT RESOLUTION PROCESS -850-ACR (12-04)

Sandia encourages open, honest communication between suppliers, Contractors, and the Sandia Contracting Representative (SCR) in resolving a concern. It is always best to resolve issues in an open atmosphere between the suppliers, Contractors, and SCRs without escalating the problem. The goal is to ensure timely resolution of the problem without undue expense to either parties involved.

It is the intent of Sandia to resolve supplier and Contractor concerns through a Conflict Resolution Process, that is timely, includes several options, is easy to use, and provides satisfactory results to both the supplier, Contractor, and Sandia. This process is described at the following URL address: http://www.sandia.gov/supplier/docs/conflict-res.pdf

Among the options available is for the suppliers and Contractors is to use the Sandia Ombuds Office at (505) 844-9763 (New Mexico) or (925) 294-3655 (California) to address concerns regarding Sandia procurement actions.

By submitting a response to the solicitation, the supplier agrees to use the Acquisition Conflict Resolution Process at the URL listed to resolve award controversies.

After award of a contract/agreement, the Contractor agrees to the Acquisition Conflict Resolution Process at the URL listed to resolve any contract/agreement disputes that occur during the performance of the contract/agreement.

CLAUSE 6 - REQUIREMENTS FOR COST OR PRICING DATA OR INFORMATION OTHER THAN COST OR PRICING DATA -CONTRACT MODIFICATIONS -209-PD (07-02)

I. Exceptions from cost or pricing data.

A. In lieu of submitting cost or pricing data for modifications under this contract, for price adjustments expected to exceed the threshold set forth at FAR 15.403-4 on the date of the agreement on price or the date of the award, whichever is later, the Contractor may submit a

Sandia National Laboratories

Operated for the U.S. Department of Energy by Sandia Corporation

SECTION I

written request for exception by submitting the information described in the following subparagraphs. The Sandia Contracting Representative (SCR) may require additional supporting information, but only to the extent necessary to determine whether an exception should be granted and whether the price is fair and reasonable --

1.           Identification of the law or regulation establishing the price offered. If the price is controlled under law by periodic rulings, reviews, or similar actions of a governmental body, attach a copy of the controlling document, unless it was previously submitted to the contracting office.

2.           Information on modifications of contracts or subcontracts for commercial items.

a) If (1) The original contract or subcontract was granted an exception from cost or pricing data requirements because the price agreed upon was based on adequate price competition or prices set by law or regulation, or was a contract or subcontract for the acquisition of a commercial item; and (2) the modification (to the contract or subcontract) is not exempted based on one of these exceptions, then the Contractor may provide information to establish that the modification would not change the contract or subcontract from a contract or subcontract for the acquisition of a commercial item to a contract or subcontract for the acquisition of an item other than a commercial item.

b) For a commercial item exception, the Contractor shall provide, at a minimum, information on prices at which the same item or similar items have previously been sold that is adequate for evaluating the reasonableness of the price of the modification.

Such information may include: (1) For catalog items, a copy of or identification of the catalog and its date, or the appropriate pages for the offered items, or a statement that the catalog is on file in the buying office to which the proposal is being submitted. Provide a copy or describe current discount policies and price lists (published or unpublished), e.g., wholesale, original equipment manufacturer, or reseller. Also explain the basis of each offered price and its relationship to the established catalog price, including how the proposed price relates to the price of recent sales in quantities similar to the proposed quantities; (2) For market-priced items, the source and date or period of the market quotation or other basis for market price, the base amount, and applicable discounts. In addition, describe the nature of the market; (3) For items included on an active Federal Supply Service Multiple Award Schedule contract, proof that an exception has been granted for the schedule item.

3. The Contractor grants the SCR or an authorized representative the right to examine, at any time before award, books, records, documents, or other directly pertinent records to verify any request for an exception under this clause, and the reasonableness of price. For items priced using catalog or market prices, or law or regulation, access does not extend to cost or profit information or other data relevant solely to the Contractor's determination of the prices to be offered in the catalog or marketplace.

II. Requirements for cost or pricing data.

If the Contractor is not granted an exception from the requirement to submit cost or pricing data, the following applies:

Sandia National Laboratories

Operated for the U.S. Department of Energy by Sandia Corporation

SECTION I

A.     The Contractor shall submit cost or pricing data and supporting attachments in accordance with Table 15-2 of FAR 15.408.

B.     As soon as practicable after agreement on price, but before award (except for unpriced actions), the Contractor shall submit a Certificate of Current Cost or Pricing Data, as prescribed by FAR 15.406-2.

CLAUSE 7 - DELEGATION OF AUTHORITY -404-KDB (05-06)

The following Sandia personnel are hereby authorized to act as Sandia Delegated Representatives (SDRs) for the specific purpose(s) shown, subject to the Section II limitations as authorized.

Delegated representatives shall exercise no supervision over the Contractor's employees.

Sandia Delegated Representative(s) (SDR):

NAME	PHONE	ORG/MS
GARTH P. COREY	(505)844-1722	06217/MS0710

DUTIES DELEGATED:

Technical liaison with authority to review and approve invoices and accept deliverables.

NOTE: The Sandia Contracting Representative (SCR) is the only person who can legally obligate Sandia for the expenditure of funds, change scope and/or level of effort and/or terms and conditions, negotiate, and sign documents legally binding Sandia. COMMITMENT, OBLIGATIONS OR PROMISES, IMPLIED OR EXPRESSED, BY SANDIA PERSONNEL OTHER THAN THE SCR DO NOT BIND SANDIA IN ANY MANNER.

CLAUSE 8 - ORGANIZATIONAL CONFLICTS OF INTEREST -824-DR (02-04)

The requirements of Section II Clause DEAR 952.209-8 Organizational Conflicts of Interest Disclosure and DEAR 952.209-72 Organizational Conflicts of Interest Alternate 1 apply to this contract. The term specified under paragraph (b) (1) shall be 5 years.

DOCUMENTS INCORPORATED BY REFERENCE

Certificate of Current Cost or Pricing Data, SF 6432-AAA

http://www.sandia.gov/supplier/forms/index.html